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                                                           EXHIBIT 1.A.(5)(a)(1)

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 [LOGO] MERRILL LYNCH        MERRILL LYNCH LIFE INSURANCE COMPANY

                             Home Office:  Little Rock, Arkansas
                             Variable Life Service Center:  P.O. Box 9025, Springfield, Massachusetts 01102-9025
                             Telephone:  1-800-354-5333
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                             INSURED NO. 1             RICHARD ROE

                             POLICY NUMBER             SPECIMEN

                             FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                             This policy is a legal contract between its owner and us.  PLEASE READ IT CAREFULLY.  In this policy, the word YOU refers to the owner shown on the policy schedule.  We, us and our refers to
                             Merrill Lynch Life Insurance Company.
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 DEATH BENEFIT PROVIDED      We will pay the death benefit proceeds to the beneficiary when we receive proof of your death.
 BY THIS POLICY
                             At issue, the death benefit equals this policy's initial face amount plus any additional insurance rider face amount.  Afterwards, the death benefit may increase or decrease on any day, depending on this policy's investment results, but will never be less than this policy's face amount.  The duration for which the death benefit is in effect may vary with the investment results, but will never be less than this policy's guarantee period.  For details on death benefit proceeds and the guarantee period, see INSURANCE BENEFITS.

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 CASH VALUE BENEFITS         During the lifetime of the insured while this policy is in effect we provide cash value benefits
 PROVIDED BY THIS POLICY     and other important rights as described in this policy.

                             The cash value may increase or decrease on any day, depending on the investment results for this policy.  No minimum amount is guaranteed.  For information on cash surrender values, see POLICY
                             BENEFITS FOR THE OWNER.

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 INVESTMENT RESULTS FOR      You may allocate this policy's total investment base among investment divisions.  Each division
 THIS POLICY                 invests in a designated investment portfolio.  Cash values and death benefits may increase or decrease depending on the investment experience of these investment divisions, the allocation of the policy's investment base among the divisions and the timing and amount of all premiums.  For details, see How Variable Life Insurance Works.
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 RIGHT TO EXAMINE THIS       This policy may be returned on or before the end of the FREE LOOK PERIOD.  That period ends at
 POLICY                      the later of ten days after you receives this policy, 45 days after you execute the application, or ten days after we mail or deliver to your the Notice of Withdrawal Rights.  Mail or delivery this policy to us or to the agent who sold it.  The returned policy will be treated as if we never issued it.  We will promptly return the premium paid.


                                      /S/ BARRY G. SKOLNICK             /S/ ALLEN JONES
                                      ------------------------          --------------------
                                          Barry G. Skolnick                 Allen Jones
                                             Secretary                      President

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 FLEXIBLE PREMIUM            Variable universal life insurance payable upon death of insured.  Death benefit subject to
 VARIABLE UNIVERSAL LIFE     guaranteed minimum during guarantee period.  Guaranteed minimum is policy's face amount.
 INSURANCE POLICY            Flexible premiums.  Non-participating.  Investment results reflected in policy benefits.
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POLICY CONTENTS
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                             POLICY SCHEDULES                                      Page 3

                             DEFINITIONS                                                4

                             INTRODUCTION TO THIS POLICY                                5

                             PREMIUM PAYMENTS                                           7

                             HOW VARIABLE LIFE INSURANCE WORKS                          9

                             POLICY BENEFITS FOR THE OWNER                             13

                             INSURANCE BENEFITS                                        16

                             CHOOSING AN INCOME PLAN                                   18

                             OTHER IMPORTANT INFORMATION                               21

                             APPENDIX 1                                                23

                             APPENDIX 2                                                24


                             A copy of the application(s) and any additional benefit riders and endorsements are at the back of this policy.

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 POLICY SCHEDULE             The Policy Schedule comes right after this page.  It gives specific facts about this policy and its coverage.  Please refer to them while reading this policy.
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 POLICY SCHEDULE
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 INSURED                                    Richard Roe

 ISSUE AGE/SEX                              35 Male

 UNDERWRITING CLASS                         Standard Non-Smoker

 INITIAL PREMIUM                            $45,000.00

 INITIAL FACE AMOUNT                        $1,000,000.00

 BASE PREMIUM                               $10,416.00

 INITIAL ADDITIONAL INSURANCE
 RIDER FACE AMOUNT                          $500,000.00

 ISSUE DATE                                 September 30, 1992

 POLICY DATE                                September 30, 1992

 POLICY NUMBER                              SPECIMEN

 OWNER                                      Richard Roe

 INITIAL GUARANTEE PERIOD                   The Initial Guarantee Period is 12.25 years

 (( SALES LOAD                              (only included if applicable regulations under the Investment Company Act of 1940 require a reduced sales load) ))

 RIDERS                                     (( Additional Insurance Rider (only if elected) ))

                                            (( THIS IS A MODIFIED ENDOWMENT CONTRACT. ))
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                             DEFINITIONS

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 OWNER                       The owner has the rights and options as described in this policy.  The owner is shown on the
                             Policy Schedule.

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 BENEFICIARY                 The beneficiary is the person to whom we pay the proceeds upon the death of the insured.

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 BASE PREMIUM                The base premium is the amount equal to the level annual premium necessary for the face amount of the policy to endow on the policy anniversary nearest the insured's 100th birthday.  We assume a 5% annual rate of return on the base premium less premium loading and guaranteed maximum cost of insurance rates shown in Appendix 1.  Once determined, the base premium will not change.  The base premium is shown on the Policy Schedule.


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 SEPARATE ACCOUNT            The Merrill Lynch Variable Life Separate Account is governed by the laws of Arkansas, our state of domicile.

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 TOTAL INVESTMENT BASE       The total investment base is the amount that this policy provides for investment at any time.
                             It is the sum of the investment base in each of the investment divisions.

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 FIXED BASE                  The fixed base on the policy date of this policy equals this policy's cash value.  Thereafter, the fixed base is calculated in the same manner as the cash value except that all calculations are based on the guaranteed maximum cost of insurance rats and a 5% annual rate of interest.
                             The fixed base calculation does not reflect policy loans and repayments.

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 CASH VALUE                  The cash value on any date equals the total investment base, plus policy debt, less any accrued net loan cost since the last policy anniversary (or since the policy date during the first policy year), plus any unearned charges for cost of insurance and rider costs.

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 VARIABLE INSURANCE          The variable insurance amount equals the cash value corridor factor for the insured at his or
 AMOUNT                      her attained age multiplied by the sum of cash value plus any excess sales load as calculated under applicable regulations in effect under the Investment Company Act of 1940.  The variable insurance amount will vary daily based on the investment results, any premium payments made, any partial withdrawals taken and any loans taken.

                             In no event will the variable insurance amount be less than that required to keep this policy qualified as life insurance under the federal income tax laws.  The table of cash value corridor factors is shown in Appendix 2.
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 GUARANTEE PERIOD            The guarantee period is the period for which the policy fact amount and any additional insurance rider face amount are guaranteed to remain in effect unless debt exceeds certain values.  It is calculated assuming the cash value accrues interest at an annual rate of 5% and guaranteed maximum cost of insurance rates and rider costs are deducted.



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                             INTRODUCTION TO THIS POLICY


                             This policy insures the life of the insured listed on the Policy Schedule.  The insured is the owner of this policy unless another owner has been named in the application.  If there is more than one owner, the owners must exercise their rights and options jointly.  We reserve the right to limit the number of owners.


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 THIS POLICY IS A            This policy is a contract between you and us.  We provide insurance coverage and other benefits
 CONTRACT                    as stated in this policy.  We do this in return for a completed application and payment of the initial premium.
                             Whenever we use the word policy, we mean the entire contract.  The entire contract consists of:
                                      -       the basic policy;
                                      -       the attached copy of the initial application and medical exam(s);
                                      -       all attached subsequent applications and amendments to change the basic policy;
                                              and
                                      -       any riders or endorsements.
                             Riders and endorsements add provisions or change the terms of the basic policy.


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 DATES AND AGES REFERRED     The following dates and cases are shown in this policy.
 TO IN THIS POLICY           DATE OF ISSUE
                             This is the date this policy is issued at our Service Center.  The contestable and suicide periods are measured from this date.
                             POLICY DATE
                             This date is used to determine policy processing dates, policy years and anniversaries.  It is generally one business day after the premium is received by us.  See the Policy Schedule.  The policy date may or may not be the same as the date of issue.  The policy processing dates are the days when we deduct charges.  They are the policy date and the same day of the month as the policy date at the end of each successive three month period.  A policy processing period is the period between successive policy processing dates.
                             ISSUE AGE
                             This is the insured's age on the insured's birthday nearest to the policy date.
                             ATTAINED AGE
                             This is the insured's issue age plus the number of full years elapsed since the policy date.
                             MATURITY DATE
                             The maturity date of this policy is the policy anniversary nearest the insured's 100th birthday.

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 RIGHT TO NAME A             You may name a contingent owner.  If you die before a death benefit is payable under this
 CONTINGENT OWNER            policy, your interest in this policy will then pass to the contingent owner.  If there's no contingent owner, your interest will pass to your estate.
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 THE BENEFICIARY             We pay the death benefit proceeds to the primary beneficiary.  If the primary beneficiary
                             (whether or not irrevocable) has died, the proceeds are paid to any contingent beneficiary.  If there is no surviving beneficiary, we pay the proceeds to the estate of the insured.  One or more persons may be named as primary beneficiaries or contingent beneficiaries.  In that case we will assume the proceeds are to be paid in equal shares to the surviving beneficiaries.  The owner can specify other than equal shares.  If an irrevocable beneficiary has been designated, you and the irrevocable beneficiary must act together to exercise certain rights and options under this policy.

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 CHANGE OF OWNER OR          During the insured's lifetime, with the consent of any irrevocable beneficiary, you can transfer
 BENEFICIARY                 ownership of this policy and change the beneficiary.  To do this, you must send us written notice of the change in a form satisfactory to us.  The change will take effect as of the day the notice is signed.  However, the change will not affect any payment made or action taken by us before receipt of the notice of the change at our Service Center.

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 SENDING NOTICE TO US        Any written notices or requests should be sent to our Service Center in a form satisfactory to
                             us.  The address is shown on the front of this policy.  Please include your name, the name of the insured and the policy number.

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                             PREMIUM PAYMENTS

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 WHEN TO PAY PREMIUMS        Payment of the initial premium is required to put this policy in effect.  The amount of the initial premium is shown on the Policy Schedule.

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 WHERE TO PAY PREMIUMS       Pay the premiums to our Service Center.

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 ADDITIONAL PREMIUMS         After the end of the free look period, if the insured is alive, the owner may pay additional premiums under this policy.  To make an additional premium payment, the owner must provide us with notice at our Service Center.  We reserve the right to return any portion of the additional premiums that would case this policy to become a modified endowment contract, under applicable tax law as interpreted by us, unless you consent.  We may also return any portion of the additional premium that would cause this policy to fail to qualify as life insurance under applicable tax laws as interpreted by us.  Any amount of additional premium beyond that necessary to extend the guarantee period to the whole of life of the insured will be returned to you.

                             The minimum additional premium is $100.  Unless otherwise specified by the owner, if there is any policy debt, any additional premiums paid will be applied as a loan repayment, with any excess used as an additional premium.  See Policy Loans.

                             As of the policy processing date on or next following the date of receipt and acceptance of an additional premium the guarantee period may increase.  See The Guarantee Period.

                             The variable insurance amount will also reflect this premium.

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 ALLOCATION OF               As of the date we receive and accept an additional premium payment, the increase in the total
 ADDITIONAL PREMIUMS         investment base will be allocated among the investment divisions in accordance with instructions from the owner.  If no such instructions are received by us, allocation will be among the investment divisions in the same proportion as the investment base in each division bears to the total investment base as of the date we receive and accept the premium.

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 PREMIUM LOADING             As of the date we receive and accept any premium:
                               -      The investment base will increase by the amount of the payment less:  (1) a sales load of 46.25% of each payment through the second base premium and 1.25% of each base premium paid after the second; (2) a premium tax charge of 2.50% of each premium paid;
                                      (3) a charge for federal taxes of 1.25% of each premium paid.  These charges are deducted before allocation to applicable investment divisions.
                             We may also deduct a charge for other assessments of federal premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums.
                             We also reserve the right to deduct from the separate account any taxes imposed on the separate account earnings.

                             If your sales load will be less than the sales load described above, it will be shown on the
                             Policy Schedule.  In no event will the sales load exceed the amount permitted by applicable regulations in effect under the Investment Company Act of 1940.

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 GRACE PERIOD                After the end of the guarantee period, we will terminate this policy at the end of the grace period if the quarterly charges are greater than the cash value on a policy processing date.

                             The grace period will end 61 days after we mail a notice to the owner that we may terminate this policy because of insufficient cash value.  To avoid termination, you must pay us an amount which after deducting premium loading equals at least three (3) times the charges that were due on the policy processing date on which we determined that the cash value was insufficient.
                             However, see Policy Loans.  This amount will be specified on the notice we send.  If we do not receive such amount at our Service Center before the end of the grace period, this policy will terminate.  At that time, we deduct any charges for cost of insurance and rider costs applicable to the grace period and refund to you any unearned charges for cost of insurance and rider costs.  If the insured dies during the grace period, we will pay the beneficiary the insurance benefits as described in Proceeds Payable To The Beneficiary.

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 HOW TO REINSTATE            If we have terminated this policy at the end of the grace period, you may reinstate it provided
 THIS POLICY                 the insured had not died between the date we terminated this policy and the effective date of reinstatement if:

                               -      You ask for reinstatement within three (3) years after the end of the grace period;
                               -      We receive satisfactory evidence of the insured's insurability; and
                               -      You pay us at least the minimum premium for which we would then issue this policy based on the policy year and underwriting class of the insured as of the effective date of the reinstated policy.

                             The effective date of the reinstated policy will be the policy processing date on or next following the date we approve the reinstatement application.

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                       HOW VARIABLE LIFE INSURANCE WORKS


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 THE SEPARATE                The variable life insurance benefits under this policy are provided through investments made in
 ACCOUNT                     the separate account.  This account is kept separate from our general account and any other separate accounts we may have.  It is used to support variable life insurance policies and may be used for other purposes permitted by applicable laws and regulations.  We own the assets in the separate account.  Assets equal to the reserves and other liabilities of the account will not be charged with liabilities that arise from any other business we conduct.  However, we may transfer to our general account assets which exceed the reserves and other liabilities of the separate account.

                             The separate account will invest in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for this policy's purposes.  The separate account is a unit investment trust under federal securities laws.  It is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940.

                             Income, realized and unrealized gains or losses from assets in the separate account are credited to or charged against the account without regard to other income, gains or losses in our other separate accounts or general account.


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 INVESTMENT DIVISIONS        The separate account is divided into investment divisions.  Each investment division invests in a designated investment portfolio.  the divisions and the investment portfolios in which they invest are described in the prospectus.

                             Each investment division will be valued at the end of each valuation period.  A valuation period is each business day together with any non-business days before it.  A business day for a division is any day the New York Stock Exchange (NYSE) is open for trading or any day in which the SEC requires that the mutual funds, unit investment trusts or other investment portfolios be valued.

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 CHANGES TO THE              We may from time to time make additional investment divisions available.  These divisions will
 SEPARATE ACCOUNT            invest in investment portfolios we find suitable for this policy.  We also have the right to eliminate investment divisions from the separate account, to combine two or more investment divisions or to substitute a new portfolio for the portfolio in which an investment division invests.  A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of this policy.  This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio is no longer available for investment or for some other reason.  We would get any required prior approval from the insurance department of our state of domicile before making such a substitution.  We would also get any required prior approval from the SEC and any other required approvals before making such a substitution.

                             Subject to any required regulatory approvals, we reserve the right to transfer assets of the separate account or of an investment division, which we determine to be associated with the class of policies to which this policy belongs, to another separate account or investment division.

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 CHANGES TO THE              When permitted by law, we reserve the right to:
 SEPARATE ACCOUNT
 (Continued)                   -      Deregister the separate account under the Investment Company Act of 1940.
                               -      Operate the separate account as a management investment company under the Investment
                                      Company Act of 1940.
                               -      Restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the separate account; and
                               -      Combine the separate account with other separate accounts.

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 ALLOCATION OF               The owner selects the divisions to which to allocate the total investment base.  The maximum
 TOTAL INVESTMENT            number of divisions to which the total investment base may be allocated at any one time is five
 BASE                        (5).

                             The owner can change the allocation of the total investment base among the investment divisions.
                             The number of allocation changes per year is unlimited.  We reserve the right to charge up to
                             $25 for each transfer in excess of six (6) per year.  No allocation changes are allowed during the free look period.  To make a change, the owner must provide us with satisfactory notice at our Service Center.  The change will take effect when we receive the notice.  Our calculations will reflect the change.

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 INVESTMENT BASE IN EACH     ON THE POLICY DATE
 INVESTMENT DIVISION         On the policy date, your initial premium is reduced by the premium loading.  See PREMIUM
                             LOADING.  The balance is your total investment base which allocated to the Money Reserve investment division.  The we deduct quarterly charges.  The resulting amount remains in the
                             Money Reserve investment division.  Then we deduct quarterly charges.  The resulting amount remains in the Money Reserve investment division at least until the end of the free look period.
                             After that, upon notice in a form satisfactory to us, you may allocate any portion of your total investment base to other investment divisions.  See ALLOCATION OF TOTAL INVESTMENT BASE.  After the free look period, the owner may pay additional premiums under this policy.  See ADDITIONAL
                             PREMIUMS.

                             ON EACH SUBSEQUENT BUSINESS DAY
                             On each subsequent business day, the investment base in each division is an amount calculated as follows:
                             (1)    We take the investment base in the division at the end of the preceding valuation period.
                             (2)    We multiply (1) by the division's net rate of return for the current valuation period.
                             (3)    We add (1) and (2).
                             (4)    We add to (3) any premiums allocated to the division during the current valuation period less any premium loading deducted before allocation.
                             (5)    We add to (4) any loan repayments received and subtract from (4) any borrowed amounts which are allocated to the division during the current valuation period.
                             (6)    We add any amounts transferred to the investment division and subtract any amounts transferred from the investment division since the end of the preceding valuation period.
                             (7)    If the business day is a policy processing date, we subtract from (6) the following amounts allocated to that division for the next policy processing period (sometimes referred to as quarterly charges):
                                         (a)     cost of insurance.
                                         (b)     any other fees we describe in this policy; and
                                         (c)     any rider charges deducted from the investment base.
                                    If a policy processing date is on a policy anniversary, we also subtract:
                                         (d)     any net loan cost.
                                    All amounts in (7) will be allocated to each division in the same proportion as (3) bears to the total investment base.
                             (8)    If the charges in (7) exceed the amount in (6), we will notify you of the amount due.

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 CHARGES DEDUCTED            COST OF INSURANCE
 FROM INVESTMENT BASE        We will determine the cost of insurance on each policy processing date as follows:
                             (1)    We determine the policy's net amount at risk as of the policy processing date, which is equal to:
                                    (a)  the death benefit as of the policy processing date adjusted for interest at the rate of 5% per year, less
                                    (b)  the cash value as of the policy processing date but before deduction for the cost of insurance.
                             (2)    We divide (1) by $1,000.
                             (3)    We determine the current cost of insurance rate per $1,000 based on the policy year, sex and underwriting class of the insured.
                             (4)    We multiply (2) by (3).

                             We may change the current cost of insurance rates per $1,000 from time to time.  Any change in the current rates will be as described in Changes in Policy Cost Factors.  They will never be more than the guaranteed maximum cost of insurance rates per $1000 shown in Appendix 1.

                             OTHER DEDUCTIONS
                             The net loan cost is described in the POLICY LOANS provision.  The cost and frequency of deduction of any benefits from riders are shown on the Policy Schedule unless otherwise provided for in the rider.  An asset charge at a daily rate of .002466% (equivalent to .90% annually in advance) and a trust charge at a daily rate currently of .000933% (equivalent to .34% annually in advance) are deducted from appropriate investment divisions in the separate account.

                             We reserve the right to increase the trust charge but in no event above a daily rate of .001373%
                             (equivalent to .50% annually in advance).

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 WHAT HAPPENS ON THE         If part of the total investment base is allocated to an investment division that has a maturity
 MATURITY DATE OF AN         date, then, unless otherwise specified by the owner, the amounts in that division as of the
 INVESTMENT DIVISION         maturity date will be allocated to the Money Reserve investment division.  We will notify the owner 30 days in advance of the maturity date.  To elect an allocation to other than the Money
                             Reserve investment division, the owner must provide satisfactory notice to us at least seven (7)
                             days prior to the maturity date.  The allocation on a maturity date will not be considered a change in the allocation of the investment base for purposes of the number of changes permitted before a charge may be applied.

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 MEASUREMENT OF              The investment experience of an investment division is determined at the end of each division's
 INVESTMENT EXPERIENCE       valuation period.

                             INDEX OF INVESTMENT EXPERIENCE
                             We use an index to measure changes in each investment division's experience during a valuation period.  We set the index at $10 when the first investments in that division were made.  The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

                             HOW WE DETERMINE THE EXPERIENCE FACTOR
                             The experience factor for an investment division's valuation period reflects the investment experience of the portfolio in which the division invests as well as the charges assessed against the division.  The factor is calculated as follows:
                               (1)  We take the net asset value as of the end of the current valuation period of the portfolio in which the division invests.
                               (2)  We add to (1) the amount of any dividend or capital gains distribution declared during the current valuation period for the investment portfolio.  We subtract from that amount a charge for our taxes, if any.
                               (3)  We divide (2) by the net asset value of the portfolio at the end of the preceding valuation period.
                               (4)  We subtract the daily asset charge for each day in the valuation period.  This charge is to cover expense, mortality and minimum death benefit guarantee risks that we are assuming.
                               (5)  For any divisions investing in unit investment trusts only, we subtract an additional charge equal to the daily trust charge for each day in the valuation period.  this charge is to cover the actual costs incurred in the purchase or sale of units of the trusts.

                             The net asset value of an investment company's shares held in each investment division shall be the value reported to us by the investment company.  Such net asset value will be net of any investment advisory fees and other expenses of such investment company.

                             Calculations for divisions investing in the mutual fund portfolios are made on a per share basis.  Calculations for divisions investing in unit investment trusts are on a per unit basis.


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 NET RATE OF RETURN FOR      Here's how to determine an investment division's net rate of return for a valuation period:
 AN INVESTMENT DIVISION        (1)  We determine the change in the division's index from the preceding valuation period to the current valuation period.
                               (2)  We divide this by the index for the preceding valuation period.

                             We follow a consistent method for longer periods of time.

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

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                             POLICY BENEFITS FOR THE OWNER

                             There are important rights and benefits that are available to the owner of this policy during the lifetime of the insured.  Many of these rights and benefits are enumerated in this section.

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

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 PARTIAL WITHDRAWAL          REQUIREMENTS FOR EACH PARTIAL WITHDRAWAL
                             Each partial withdrawal is subject to the following requirements:
                               -    The minimum partial withdrawal is $1,000.  The remaining cash value less any policy debt following a partial withdrawal must equal or exceed $5,000.  Withdrawals are permitted once each policy year, beginning in policy year 16.
                               -    The amount of a partial withdrawal may not exceed the loan value as of the effective date of a partial withdrawal, less any existing policy debt as of such date.
                               -    A partial withdrawal may not be repaid.

                             REQUESTING A PARTIAL WITHDRAWAL
                             The request for a partial withdrawal must be in a form satisfactory to us.  The effective date of the withdrawal will be the date the request is received at our Service Center.

                             EFFECT OF A PARTIAL WITHDRAWAL ON TOTAL INVESTMENT BASE, CASH VALUE AND DEATH BENEFIT
                             As of the effective date of a partial withdrawal:
                               -    The total investment base, cash value, fixed base and, if you have elected death benefit
                                    Option 1, the face amount of this policy, each will be reduced by the amount of the partial withdrawal.
                               -    The reduction in the total investment base will be allocated among the investment divisions in accordance with your instructions.  If no such instructions are received by us, allocation will be among the investment divisions in the same proportion as the investment base in each division bears to the total investment base as of the effective date of the partial withdrawal.
                               -    The variable insurance amount will reflect the partial withdrawal.

                             As of the policy processing date on or next following the effective date of a partial withdrawal, the guarantee period will decrease.

                             EFFECT OF A PARTIAL WITHDRAWAL ON GUARANTEED PERIOD
                             As of the policy processing date on or next following the effective date of a partial withdrawal, the guarantee period will decrease as follows:
                               (1)  We determine he immediate decrease in cash value resulting from the partial withdrawal.
                               (2)  We add to (1) interest at the annual rate of 5% for the period from the date of the withdrawal to the policy processing date on or next following such date.  This is the guarantee adjustment amount.
                               (3)  We subtract the guarantee adjustment amount from the fixed base and use the new fixed base to calculate a new guarantee period.

                             When We Will Pay The Partial Withdrawal
                             We'll usually pay the amount of the partial withdrawal within seven (7) days after we receive a request satisfactory to us.  But we may delay paying the amount of the partial withdrawal when:
                               -    The NYSE is closed for trading except for a normal holiday closing; or
                               -    The SEC determines that a state of emergency exists; or

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

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 CASH VALUE BENEFITS         SURRENDERING YOUR POLICY
                             You can surrender this policy at any time and receive its cash value less any policy debt.  This amount may be paid in cash or under one or more income plans.  See CHOOSING AN INCOME PLAN.  To surrender this policy, the owner must return it to our Service Center with a signed request for surrender in a form satisfactory to us.  The right to a death benefit will end on the date the request is sent to us.  The cash value will vary daily.  We will determine the cash value as of the date we receive this policy and the signed request at our Service Center.  We will usually pay the cash value less any policy debt within seven (7) days.  But we may delay payment when we are not able to determine the amount because:
                               -    The NYSE is closed for trading except for a normal holiday closing; or
                               -    The SEC determines that a state of emergency exists; or
                               -    An order of the SEC permits a delay for the protection of policyowners.

                             If the policy is surrendered during the first two policy years, we will refund a part of the sales load to the extent required by regulations in effect under the Investment Company Act of
                             1940.

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

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 POLICY LOANS                You may borrow money from us.  The maximum amount you may borrow is the loan value.  This policy will be the only security we require for the loan.  A loan may be taken any time this policy is in effect.  You may repay all or part of the loan at any time while the insured is living.

                             LOAN VALUE
                             The loan value is 90% of the cash value.  The maximum loan amount that may be borrowed at any time is the difference between the loan value and the policy debt.  The minimum permissible amount of any loan and minimum repayment amount are each $1000.

                             INTEREST AND NET LOAN COST
                             Interest accrues (builds up) each day on your outstanding loan.  The sum of all outstanding loans plus accrued interest is called policy debt.  The amount held in the general account for loans (see EFFECT OF A LOAN) earns interest.  On each policy anniversary, the investment base is increased by the interest earned on the amount held in the general account and decreased by the interest accrued on the policy debt.  The difference between the interest accrued on the policy debt and the interest earned on the amount held in the general account is called the net loan cost.

                             The net loan cost will be calculated as follows:
                               (1)  We determine the policy debt as of the previous policy anniversary and take into account loans and repayments made during the policy year.
                               (2)  We multiply (1) by the loan interest rate less the annual rate of interest earned on the amount held in the general account for loans.

                             The maximum loan interest rate is 6% pr year.  The amount held in the general account for loans earns interest at a minimum rate of 4% annually.

                             Interest payments are due at the end of each policy year.  If interest isn't paid when due, an amount equal to the interest due will be added to your outstanding loan amount and interest will accrue on this new loan amount.

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

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 POLICY LOANS                INTEREST AND NET LOAN COST (Continued)
 (Continued)
                             The loan interest rate and the annual rate of interest earned on the loan amount transferred to the general account are set on each policy anniversary.

                             EFFECT OF A LOAN
                             An amount equal to the loan will be transferred out of the separate account and into our general account.  At the time of a repayment, an amount equal to a repayment will be transferred out of the general account and into the separate account.  A policy loan and the net loan cost reduce the total investment base while repayment of a loan will cause an increase in the total investment base.  Loans, repayments and the net loan cost will be allocated among the investment divisions in accordance with your instructions.  You may change that allocation by sending satisfaction notice to us.  If no such instructions are on record, the loan, repayment or net loan cost will be allocated in the same proportion as the investment base in each division bears to the total investment base as of the date of the loan, repayment or deduction of net loan cost.

                             A loan, WHETHER OR NOT REPAID, will have a PERMANENT EFFECT on the cash values and may have a permanent effect on the death benefits.  If not repaid, the policy debt will reduce the amount of death benefit proceeds and cash value benefits.

                             Loans and repayments during a policy year will affect our calculations.

                             If on the policy processing date, the policy debt exceeds the larger of:
                                    (a)  The cash value plus any excess sales load calculated in accordance with applicable regulations in effect under the Investment Company Act of 1940 less quarterly charges and
                                    (b)  the fixed base,

                             we will terminate this policy.  We will not do this, however, until 61 days after we mail notice of our intent to terminate.  We will notify you at your last known address.  Upon termination, we deduct any charges for cost of insurance and rider costs applicable to the 61 day period and refund to you any unearned charges for cost of insurance and rider costs.

                             WHEN WE WILL MAKE THE LOAN
                             We will usually loan the money within seven (7) days after we receive a request in a form satisfactory to us.  But we may delay making the loan when we are not able to determine the loan value because:
                               -    The NYSE is closed for trading except for a normal holiday closing; or
                               -    The SEC determines that a state of emergency exists; or
                               -    An order of the SEC permits a delay for the protection of policyowners.

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

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 ASSIGNMENT - USING THIS     You may assign this policy as collateral security for a loan or other obligation.  This does not
 POLICY AS COLLATERAL        change the ownership.  but your rights and any beneficiary's rights are subject to the terms of
 SECURITY                    the assignment.  To make or release an assignment, we must receive written notice, satisfactory to us, at our Service Center.  We are not responsible for the validity of any assignment.

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

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 RIGHT TO FIXED LIFE         You may elect benefits that do not vary with the investment results of a separate account.  You
 BENEFITS                    must elect to do so within 24 months from the date of issue while the insured is living and this policy is in effect.  No evidence of insurability will be required.  If you make this election, we will add an endorsement to this policy and your total investment base will be transferred to the guaranteed interest division of our general account.  Future premium payment will be allocated to the guaranteed interest division.  Once transferred to the guaranteed interest division, your total investment base may  not be transferred to the separate account.

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

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                             INSURANCE BENEFITS

------------------------------------------------------------------------------------------------------------------------------

 THE GUARANTEE PERIOD        ON THE POLICY DATE
                             The initial guarantee period and initial face amount on the policy date are shown on the Policy
                             Schedule.  The guarantee period and face amount are not affected by investment results nor the allocation of the total investment base among the investment divisions.  The guarantee period will change as described below as a result of any additional premiums.

                             WHEN AN ADDITIONAL PREMIUM IS PAID
                             The guarantee period will increase as follows:
                               (1)  We determine the immediate increase in cash value resulting from the additional premium less premium loading.  See PREMIUM LOADING.
                               (2)  We add to (1) interest at the annual rate of 5% for the period from the date we receive and accept the additional premium to the policy processing date on or next following such date.  This is the guarantee adjustment amount.
                               (3)  If the guarantee period prior to payment is less than for the lifetime of the insured, the guarantee adjustment amount is added to the fixed base and the new fixed base will be used to calculate a new guarantee period.  Any excess amount of additional premium beyond that necessary to extend the guarantee period to the whole of life of the insured will be returned to you.

                             AUTOMATIC ADJUSTMENT
                             On any policy anniversary if the cash value is greater than the fixed base necessary to cause the guarantee period to equal the whole of life of the insured, the guarantee period will be extended to the whole of life of the insured.

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

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 PROCEEDS PAYABLE TO THE     We will pay the death benefit proceeds to the beneficiary upon the insured's death.  The
 BENEFICIARY                 proceeds may be paid in cash or under one or more income plans.  See CHOOSING AN INCOME PLAN.

                             In the event of the death of the insured within two years from the date of issue, proof of such death should be promptly submitted to our Service Center since we will pay only a limited benefit under certain circumstances.  See LIMITS ON OUR CONTESTING THIS POLICY AND SUICIDE.

                             DEATH BENEFIT PROCEEDS
                             Death benefit proceeds depend upon the death benefit option in effect on the date of death.

                             Option 1.  Under this option, death benefit proceeds are determined as follows:
                               (1)  We determine the policy's death benefit, which is the larger of the face amount or the variable insurance amount.
                               (2)  We subtract from (1) any policy debt.
                               (3)  We add to (2) any rider benefits payable

                             Option 2.  Under this option, death benefit proceeds are determined as follows:
                               (1)  We determine the policy's death benefit, which is the larger of the face amount plus cash value or the variable insurance amount.
                               (2)  We subtract from (1) any policy debt.
                               (3)  We add to (2) any rider benefits payable.

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

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

------------------------------------------------------------------------------------------------------------------------------

 PROCEEDS PAYABLE TO THE     The value of the death benefit proceeds will be that as of the insured's date of death.  If that
 BENEFICIARY                 death occurs during the grace period, we will pay the beneficiary the death benefit proceeds in
 (Continued)                 effect immediately prior to the grace period reduced by any overdue charges.  The death benefit will never be less than that required to keep this policy qualified as life insurance under the federal income tax laws.

                             CHANGING THE DEATH BENEFIT OPTION
                             On each policy anniversary beginning with the fifteenth, the owner may change the death benefit option.  We will change the policy face amount in order to keep your death benefit constant as of the effective date of the change.

                             If the death benefit option is changed from Option 1 to Option 2, satisfactory evidence of insurability will be required.  A change in the death benefit option will not be permitted if it would result in a face amount of less than $100,000.  In no event will a change be permitted if after the change, the policy would not qualify as life insurance under federal income tax laws.

                             HOW TO CLAIM DEATH BENEFIT PROCEEDS
                             The beneficiary should contact our Service Center for instructions.  We will usually pay the proceeds within seven (7) days after we receive satisfactory proof of the insured's death and any other requirements.  We may delay payment of all or part of the death benefit if we have not been able to determine this policy's cash value as of the date of death because:
                               -    The NYSE is closed for trading except for normal holiday closing; or
                               -    The SEC determines that a state of emergency exists; or
                               -    An order of the SEC permits a delay for the protection of policyowners.

                             If a delay is necessary and death of the insured occurs prior to the end of the guarantee period, we may delay payment of any excess of the death benefit over the face amount.  After the guarantee period has expired, we may delay payment of the entire death benefit.

                             We will add interest to the death benefit proceeds at an annual rate of at least the minimum required by state law from the date of death to the date of payment.

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

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                             CHOOSING AN INCOME PLAN

------------------------------------------------------------------------------------------------------------------------------

                             You may choose one or more income plans under the policy for the payment of death benefit proceeds.  If, at the time of the death of the insured no plan has been chosen for paying death benefit proceeds, the beneficiary may choose a plan within one year.  The owner may also effect an income plan under the policy on surrender of the policy.

                             Our approval is needed for any plan where:
                               -    The person named to receive payment is other than the owner or beneficiary;
                               -    The person named is not a natural person, such as a corporation; or
                               -    Any income payment would be less than $100.

------------------------------------------------------------------------------------------------------------------------------

 THE INCOME PLANS            There are six (6) income plans to choose from.  They are:

                             PLAN 1.  INCOME FOR A FIXED PERIOD
                             Payment is made in equal installments for a fixed number of years.  We guarantee each monthly payment will be at least the amount shown in the following table.  Values for annual, semi-annual or quarterly payments are available on request.

------------------------------------------------------------------------------------------------------------------------------

                             TABLE FOR INCOME FOR A FIXED PERIOD
                              (Payments for Each $1,000 Applied)



                              Fixed Period           Monthly                     Fixed Period                Monthly
                                of Years             Income                        of Years                  Income
                             -------------           -------                     ------------                -------

                                      1              $84.47                                16                 $6.53
                                      2               42.86                                17                  6.23
                                      3               28.99                                18                  5.96
                                      4               22.06                                19                  5.73
                                      5               17.91                                20                  5.51
                                      6               15.41                                21                  5.32
                                      7               13.16                                22                  5.15
                                      8               11.68                                23                  4.99
                                      9               10.53                                24                  4.84
                                      10               9.61                                25                  4.71
                                      11               8.86                                26                  4.59
                                      12               8.24                                27                  4.47
                                      13               7.71                                28                  4.37
                                      14               7.26                                29                  4.27
                                      15               6.87                                30                  4.18





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

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                             PLAN 2.  INCOME FOR LIFE
                             Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain.  The period certain can be 10 or 20 years.  Other periods certain are available on request.  A refund certain may be chosen instead.  Under this arrangement, income is guaranteed until payments equal the amount applied.  If the person named lives beyond the guaranteed payments, payments continue until his or her death.

                             We guarantee each payment will be at least the amount shown in the following table.  By age we mean the named person's age on his or her birthday nearest the plan's effective date.  Amounts for ages not shown are available on request.





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

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 THE INCOME PLANS                                    TABLES FOR INCOME FOR LIFE
 (Continued)                                 (Monthly Payments for Each $1,000 Applied)


                                                                   PAYMENTS TO A MALE


                                                             10 Years                   20 Years                  Refund
                                      Age                    Certain                     Certain                 Certain
                                  -----------                -------                     -------                 -------
                                      0-10                    $3.24                       $3.23                   $3.22
                                       15                      3.32                        3.31                    3.30
                                       20                      3.41                        3.40                    3.39
                                       25                      3.52                        3.51                    3.50
                                       30                      3.66                        3.64                    3.63
                                       35                      3.84                        3.81                    3.79
                                       40                      4.07                        4.00                    3.99
                                       45                      4.36                        4.23                    4.24
                                       50                      4.71                        4.50                    4.54
                                       55                      5.14                        4.79                    4.92
                                       60                      5.68                        5.10                    5.39
                                       65                      6.35                        5.38                    6.01
                                       70                      7.17                        5.60                    6.83
                                       75                      8.07                        5.72                    7.94
                                       80                      8.93                        5.75                    9.48
                                   85 & over                   9.54                        5.75                    ----


                                                                 PAYMENTS TO A FEMALE


                                                             10 Years                   20 Years                  Refund
                                       Age                   Certain                     Certain                 Certain
                                    --------                 -------                     -------                 -------

                                      0-10                    $3.17                       $3.16                   $3.15
                                       15                      3.23                        3.22                    3.21
                                       20                      3.30                        3.29                    3.28
                                       25                      3.39                        3.38                    3.37
                                       30                      3.50                        3.49                    3.48
                                       35                      3.64                        3.62                    3.61
                                       40                      3.81                        3.78                    3.77
                                       45                      4.04                        3.99                    3.98
                                       50                      4.33                        4.23                    4.24
                                       55                      4.70                        4.53                    4.57
                                       60                      5.17                        4.87                    4.99
                                       65                      5.80                        5.22                    5.55
                                       70                      6.63                        5.51                    6.32
                                       75                      7.64                        5.68                    7.39
                                       80                      8.64                        5.74                    8.85
                                   85 & over                   9.33                        5.75                    ____
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

                             PLAN 3. INTEREST PAYMENT
                             Amounts can be left with us to earn interest at an annual rate of at least 3%.  Interest payments can be made annually, semi-annually, quarterly or monthly.

                             PLAN 4. INCOME OF A FIXED AMOUNT
                             Payments of an agreed fixed amount are made annually, semi-annually, quarterly or monthly.  The fixed amount per year must be at least $60 for each $1,000 of the amount applied.  The amount applied will earn interest at an annually rate of at least 3%.  Payments will continue until the amount applied and interest are fully paid.





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

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 THE INCOME PLANS            PLAN 5.  JOINT LIFE INCOME
 (Continued)                 This plan is available if there are two persons named to receive payments.  At least one of the persons named must be either the owner or beneficiary of this policy.  Monthly payments are made as long as at least one of the named persons is living.  We guarantee the payments will be at the amount shown in the following table while both named persons are alive.  When one dies, we guarantee to continue paying the other at least two-thirds of the amount shown.  by age we mean the named person's age on his or her birth day nearest the plan's effective date.  Amounts for two males, two females or for ages not shown in the table below are available on request.


                                                     TABLE OF JOINT LIFE INCOME
                                             (Monthly Payments for Each $1,000 Applied)

                                                             FEMALE AGE

                                                    55      60      65     70     75

                                              50  $4.55   $4.76   $4.99  $5.26  $5.56
                                              55   4.75    4.99    5.27   5.59   5.95
                                              60   4.95    5.25    5.59   5.98   6.42
                             Male Age         65   5.18    5.53    5.94   6.43   6.99
                                              70   5.43    5.84    6.33   6.94   7.66
                                              75   5.69    6.16    6.73   7.49   8.41


                             PLAN 6. ANNUITY PLAN
                             An amount can be used to buy any single premium annuity we offer on the plan's effective date.
                             Annuities combine features of guaranteed income and payment similar to plans 2 and 5.

------------------------------------------------------------------------------------------------------------------------------

 PAYMENTS WHEN NAMED         When the person named to receive payments dies, we will pay an amounts still due.  The amounts
 PERSON DIES                 still due are determined as follows:
                               -   For plans 1, 2 or 4, any remaining guaranteed payments will be continued.  Under plan 4, any unpaid proceeds with any accrued interest may be paid in a single sum.  Under plans 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum.  This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early.  The discount interest rate is 3% for plan 1 and 3.50% for plan 2.  But we will use the interest rate we used to calculate the payment for plans 1 and 2, if they were not based on the table in this policy.
                               -   For plan 3, we'll pay the amount left with us and any accrued interest.
                               -   For plan 5, no amounts are payable after both named persons have died.
                               -   For plan 6, the annuity agreement will state the amount due, if any.

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

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                             OTHER IMPORTANT INFORMATION

------------------------------------------------------------------------------------------------------------------------------

 LIMITS ON OUR CONTESTING    We rely on the statements made in the applications.  Legally, they are considered
 THIS POLICY                 representations, not warranties.  We can contest the validity of this policy if any material misstatements are made in any applications.  A copy of any application will be attached to this policy.

                             We will not contest the validity of this policy after this policy has been in effect during the insured's lifetime for two years from the date of issue.  We will not contest any policy change that requires evidence of insurability, or any reinstatement of this policy, after the change or reinstatement has been in effect for two years during the lifetime of the insureds.

------------------------------------------------------------------------------------------------------------------------------

 QUARTERLY REPORT            We will send you a report four (4) times a policy year within 31 days after the end of each policy quarter.  The report will show the death benefit, cash value, any change in the additional insurance rider face amount and policy debt as of the end of the policy quarter.  The report will also show the allocation of the total investment base as of such date and the amounts deducted from or added to the total investment base since the last quarterly report.
                             The report will also include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

------------------------------------------------------------------------------------------------------------------------------

 CHANGING THIS POLICY        This policy with any benefit riders may be changed to another plan of insurance according to our rules at the time of the change.

------------------------------------------------------------------------------------------------------------------------------

 POLICY CHANGES -            For you to receive the tax treatment accorded to life insurance under federal law, this policy
 APPLICABLE TAX LAW          must qualify initially and continue to qualify as life insurance under the Internal Revenue Code of 1986, as amended, or successor law.  Therefore, to maintain this qualification to the maximum extent permitted by law, we reserve in this policy the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.  Further, we reserve the right to make changes in this policy or its riders or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance.  Any such changes will apply uniformly to all policies that are affected.  You will be given advance written notice of such changes.

------------------------------------------------------------------------------------------------------------------------------

 ERROR IN AGE OR SEX         If the age or sex for the insured as stated in the application is wrong, it could mean the face amount or any other policy benefit is wrong.  Therefore, amounts payable under this policy or its riders will be what the premiums paid would have bought for the guarantee period at the true age or sex.

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

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
------------------------------------------------------------------------------------------------------------------------------

 SUICIDE                     If the insured commits suicide within two years from the date of issue or reinstatement, we will pay only a limited benefit and then terminate this policy.  The limited benefit will be the amount of the premiums paid less any policy debt.

------------------------------------------------------------------------------------------------------------------------------

 CLAIMS OF CREDITORS         The proceeds of this policy will be free from creditors' claims to the extent allowed by law.

------------------------------------------------------------------------------------------------------------------------------

 NON-PARTICIPATING           This policy does not participate in the divisible surplus of Merrill Lynch L Life Insurance
                             Company ("Merrill Lynch Life").

------------------------------------------------------------------------------------------------------------------------------

 AUTHORITY TO MAKE           All agreements made by us must be signed by our president or a vice president and by our
 AGREEMENTS                  secretary or an assistant secretary.  No other person, including an insurance agent or broker, can:
                               -    Change any of this policy's terms;
                               -    Extend the time for paying premiums; or
                               -    Make any agreement binding on us.


------------------------------------------------------------------------------------------------------------------------------

 CHANGES IN POLICY COST      Changes in policy cost factors (expense charges, current cost of insurance rates, loan charges)
 FACTORS                     will be by class and based upon changes in future expectations for such elements as:  mortality, persistency, expenses and taxes.  The policy cost factors are determined prospectively.  We will not recoup prior losses by means of policy cost factor changes.  Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

------------------------------------------------------------------------------------------------------------------------------

 MATURITY DATE OF THIS       On the maturity date of this policy we will pay the owner the cash value less any policy debt if
 POLICY                      the insured is then living and this policy is in effect.  The cash value may be paid in cash or under one or more income plans.  See Choosing An Income Plan.

------------------------------------------------------------------------------------------------------------------------------

 REQUIRED NOTE ON OUR        Our computations of reserves and fixed base are based on the Commissioners 1980 Standard
 COMPUTATIONS                Ordinary Mortality Tables and interest at the rate of 5% per year.  When making our computations, we assume that death claims are paid immediately.  Mortality and expense risks of
                             Merrill Lynch Life shall not adversely affect the dollar amount of insurance benefits or cash values.

                             We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered.  All policy values equal or exceed those required by the law of that state or jurisdiction.  Any benefit provided by an attached rider will not increase these values unless stated in that rider.

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VUS92                               - 33 -                            SPECIMEN



------------------------------------------------------------------------------------------------------------------------------

                                              APPENDIX 1

------------------------------------------------------------------------------------------------------------------------------

                                        TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                                        (Quarterly Rates per $1,000 of New Amount at Risk)

------------------------------------------------------------------------------------------------------------------------------
    Policy                                   Policy                                  Policy
     Year                   Factor            Year              Factor                Year            Factor
------------------------------------------------------------------------------------------------------------------------------

         1                $0.42295             26              $3.18520                51           $41.22151
         2                 0.44299             27               3.51568                52            45.42455
         3                 0.47955             28               3.89259                53            49.83813
         4                 0.50063             29               4.32384                54            54.38230
         5                 0.53572             30               4.81234                55            59.12649
         6                 0.57332             31               5.35339                56            64.14988
         7                 0.61846             32               5.93709                57            69.55698
         8                 0.66360             33               6.57156                58            75.55722
         9                 0.71628             34               7.25469                59            82.46033
        10                 0.76898             35               8.00258                60            91.57321
        11                 0.83173             36               8.84989                61           105.28638
        12                 0.89952             37               9.97119                62           129.02044
        13                 0.97236             38              10.93238                63           177.71697
        14                 1.05025             39              12.22466                64           307.63677
        15                 1.13823             40              13.68573                65           333.33333
        16                 1.23128             41              15.26525
        17                 1.34199             42              16.94414
        18                 1.47039             43              18.75768
        19                 1.61399             44              20.64011
        20                 1.78040             45              22.65747
        21                 1.96461             46              24.89273
        22                 2.16921             47              27.41004
        23                 2.39667             48              30.29207
        24                 2.62210             49              33.58917
        25                 2.88823             50              37.25464
------------------------------------------------------------------------------------------------------------------------------





VUS92                               - 34 -                            SPECIMEN

------------------------------------------------------------------------------------------------------------------------------
                                                           Appendix 2
------------------------------------------------------------------------------------------------------------------------------

                                                    CASH VALUE CORRIDOR FACTORS

------------------------------------------------------------------------------------------------------------------------------
     Age of                       Percentage of Cash                     Age of                  Percentage of Cash
    Insured                             Value                           Insured                       Value
------------------------------------------------------------------------------------------------------------------------------

    40 and under                        250%                              61                           128%
        41                              243%                              62                           126%
        42                              236%                              63                           124%
        43                              229%                              64                           122%
        44                              222%                              65                           120%
        45                              215%                              66                           119%
        46                              209%                              67                           118%
        47                              203%                              68                           117%
        48                              197%                              69                           116%
        49                              191%                              70                           115%
        50                              185%                              71                           113%
        51                              178%                              72                           111%
        52                              171%                              73                           109%
        53                              164%                              74                           107%
        54                              157%                          75 - 90                          105%
        55                              150%                              91                           104%
        56                              146%                              92                           103%
        57                              142%                              93                           102%
        58                              138%                              94                           101%
        59                              134%                       95 and over                         100%
        60                              130%





VUS92                               - 35 -                            SPECIMEN

------------------------------------------------------------------------------------------------------------------------------

 FLEXIBLE PREMIUM            Variable universal life insurance payable upon death of the insured.  Death benefit subject to
 VARIABLE UNIVERSAL LIFE     guaranteed minimum during guarantee period.  Guaranteed minimum is policy's face amount.
 INSURANCE POLICY            Flexible premiums.  Non-participating.  Investment results reflected in policy benefits.

------------------------------------------------------------------------------------------------------------------------------





VUS92                               - 36 -                            SPECIMEN